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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of September 1, 1992, by and between LUIGINO'S, INC., a Minnesota corporation (the "Company"), and RONALD BUBAR, an individual resident of the State of Minnesota ("Executive").

         WHEREAS, the Company wishes to continue the employment of Executive on the terms and conditions set forth in this agreement, and Executive wishes to be retained and employed by the Company on such terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

         1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company for the period and upon the other terms and conditions set forth in this agreement.

         2. Term. Unless terminated at an earlier date in accordance with section 7 of this agreement, the term of Executive's employment hereunder shall be until December 31, 1996 commencing on the date of this agreement.

         3. Position and Duties.

                  3.01 Service with Company. During the term of this agreement, Executive agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time, including, the current assignment of, and no assignment less than, Executive Vice President of Operations of the Company.

                  3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of this agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this agreement, and that during the term of this agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this agreement.

         4. Compensation.

                  4.01 Base Salary. As compensation in full for all services to be rendered by the Executive under this agreement during the period commencing on the date of this agreement and ending on December 31, 1993, the Company shall pay to Executive a base salary at the rate of $125,000 per annum, which salary shall be paid on a periodic basis in accordance with the Company's normal payroll procedures and policies. The base salary payable to Executive during each subsequent calendar year during the term of this Agreement shall be reviewed annually by
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the Board of Directors of the Company, but shall in no event be less than
$125,000; provided, however, that increases in such base salary shall be subject to the sole and absolute discretion of the Board of Directors. In no event shall the salary be less than the previous year's salary.

                  4.02 Bonus Compensation. In addition to the base salary described in section 4.01 the Company shall pay to Executive for each calendar year beginning 1992 a bonus equal in amount to 75% of base salary. In the event the Marketing Department reaches 100% Plan Goal for 1992 as provided in Exhibit A hereto, the amount of the bonus shall be 100% of base salary.
This same agreement will prevail each year of the contract.

                  4.03 Participation in Benefit Plans. Executive shall also be entitled to participate in all employee benefit plans or programs (including vacation time) of the Company to the extent that his position, title, tender, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

         5. Confidentiality. The Company and Executive agree that this agreement shall be kept absolutely confidential between Executive, Jeno F. Paulucci, Chairman of the Company, James F. Kostal, Executive Vice President of Sales and Marketing, and counsel.

         6. Noncompetition Covenant. Executive agrees that, during the term of his employment by the Company and for a period of eighteen (18) months after the termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by Executive or the Company), he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is conducting during the term of this agreement, including the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices, or systems related to the products or services being sold by the Company; provided, that the geographical scope of this covenant not to compete shall be limited to those geographical areas in which the Company has engaged in business during the term of this agreement.

         7. Termination.

                  7.01 Grounds for Termination. This agreement shall terminate prior to the expiration of the term set forth in section 2 in the event that at any time during such term:

                  (a)      Executive shall die or shall have become disabled,


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                  (b)      Executive's employment shall be terminated by the
                           Company for "cause" (as defined in Section 7.05 hereof),

                  (c) Executive shall terminate his employment for "Good Reason" (as defined in Section 7.06 hereof),

                  (d) Executive's employment shall be terminated by the Company without cause" on ninety (90) days written notice given by the Company to Executive,

                  (e) Executive's employment shall be terminated by Executive without "Good Reason" on ninety (90) days written notice given by the Executive to the Company or

                  (f) The parties shall mutually agree in writing to such termination.

                  7.02 Payments to Employee. Upon any termination pursuant to
Section 7.01(a), (b), (c), (d) or (e), the Company shall pay to Executive (or his heirs and representatives) W the base salary provided for in Section 4.01 hereof through the date of termination, (ii) except in the case of termination of employment pursuant to Section 7.01(b) or (e), the amount of bonus compensation referred to in Section 4.02 hereof for the calendar year in which such termination occurs multiplied by a fraction, the numerator of which is number of calendar months (including any partial month) during which the Executive was employed by the Company during such calendar year and the denominator of which is twelve (12), and (iii) any amounts payable pursuant to that certain Luigino's, Inc. Phantom Stock Plan Bonus Award and Agreement ("Phantom Stock Agreement") in accordance with the terms and conditions therein. In the case of termination of employment pursuant to Section 7.01(c), the amount payable pursuant to clause (iii) hereof shall constitute payment in full of any and all claims by Executive arising from such termination of employment. The proportionate share of bonus compensation referred to in Section 4.02 shall be payable within one hundred eighty (180) business days from and after the date the amount thereof is determined.

                  7.03 Continuing Obligation of Employee. Notwithstanding any termination of this agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

                  7.04 "Disability" Defined. The Executive shall have become disabled, for the purpose of this agreement, in the event that Executive shall fail, because of illness or incapacity, to render services of the character contemplated by this agreement over a period of ninety (90) days during any three hundred sixty-five (365) day period.


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                  7.05 "Cause" Defined. For purposes of this agreement, "cause"
shall mean:

                  (a) An act or acts of personal dishonesty taken by Executive which result in material loss to the Company,

                  (b) Executive's refusal to comply with or implement reasonable policies established by the Company's Board of Directors,

                  (c) Executive's engaging in illegal or fraudulent conduct that is materially injurious to the Company,

                  (d) The misappropriation or wrongful disclosure of the Company's trade secrets or confidential information, or

                  (e) The failure by Executive to meet "industry standards" in performing his duties and obligations under this agreement. For this purpose, "industry standards" shall be determined with reference to executives who perform comparable duties and functions for companies comparable, in size and other respects, to the Company for compensation and incentives comparable to that provided by the Company to Executive.

                  7.06 Termination by Executive for Good Reason. Executive may terminate his employment under this agreement for good reason ("Good Reason") in accordance with the provisions of this Section 7.06. Termination by Executive for "Good Reason" shall mean termination of employment based on the failure by the Company to comply with any material provision of this agreement which has not been cured within a reasonable period of time after written notice of such noncompliance has been given by Executive to the Company. Good Reason shall include, but not be limited to, the following:

                  (a) A material, adverse change in Executive's status or position as an executive officer of the Company, which is not remedied within a reasonable period of time after the Company's receipt of written notice of such adverse change from the Executive; or

                  (b) The Company's requiring Executive to be based anywhere other than wherever the Company's offices may be located at anytime during the term of this agreement, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the date of this agreement.

                  7.07 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books,


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blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

         8. Miscellaneous.

                  8.01 Governing Law. This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

                  8.02 Complete Agreement. This agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including without limitation that certain employment agreement dated as of January 1, 1992 between the Company and the Executive, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this agreement which are not set forth herein. Without limiting the generality of the foregoing, Executive specifically acknowledges and agrees that the Company shall have no obligation to provide Executive with any salary, bonus or other form of compensation or benefit whatsoever which is not specifically provided for in this agreement or in the Phantom Stock Agreement referred to in
Section 7.02 hereof and the provision of any such salary, bonus or other form of compensation or benefit not so specifically provided for shall be at the sole and absolute discretion of the Company.

                  8.03 Withholding Taxes. The Company may withhold from any benefits payable under this agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  8.04 Amendments. No amendment or modification of this agreement, including without limitation any extension of the term beyond December 31, 1996, shall be deemed effective unless made in writing and signed by the parties hereto.

                  8.05 No Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  8.06 Equality. It is understood and here stated that through the term of Executive's employment hereunder and so long as James F. Kostal is employed by the Company,


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Executive and James F. Kostal will have the same exact compensation program no matter what title each holds.

                  8.07 Arbitration.

                  (a) Except as provided in Section 8-07(b) below, any claims or disputes of any nature between the parties arising from or related to the performance, breach or termination of this agreement or the meaning or application of its terms shall be resolved exclusively by arbitration before the American Arbitration Association in Minneapolis, Minnesota pursuant to the Association's rules for commercial arbitration. The decision of the arbitrator shall be final and binding upon both parties.

                  (b) For purposes of any arbitration involving Section 7-05(e), there shall be three independent arbitrators, each having experience as a senior executive in the food industry. One such arbitrator shall be selected by each of the Company .and Executive and the two arbitrators so selected shall select the third arbitrator.

                  (c) This Section shall have no application to claims by the Company asserting violations of or seeking to enforce, by injunction or otherwise, the terms of this agreement. Such claims may be maintained by the Company in a suit in any court of competent jurisdiction.

         IN WITNESS WHEREOF, Executive and the Company have executed this agreement as of the date set forth in the first paragraph.

                                           LUIGINO'S, INC.


                                           By: /s/Joel C. Kozlak
                                              ---------------------------------

                                           Print Name: Joel C. Kozlak
                                                      -------------------------

                                           Title: Chief Financial Officer
                                                  -----------------------------
                                                                 [the "Company"]

                                            /s/Ronald Bubar
                                           ------------------------------------
                                           RONALD BUBAR

                                                                   ["Executive"]


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